Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
TARGETED GENETICS REPORTS FOURTH QUARTER AND
YEAR-END 2005 FINANCIAL RESULTS
Seattle, WA – March 9, 2006 – Targeted Genetics Corporation (NASDAQ: TGEN) today announced its preliminary financial results for the fourth quarter and year ended December 31, 2005. As previously announced, the Company will hold a conference call with analysts at 10:30 a.m. ET today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.
For the quarter ended December 31, 2005, Targeted Genetics reported a net loss of $3.5 million, or $0.04 per common share, compared to $2.2 million, or $0.03 per common share, for the fourth quarter of 2004. For the year ended December 31, 2005, the Company reported a net loss of $19.2 million, or $0.22 per common share, compared to $14.3 million, or $0.18 per common share, for the same period in 2004.
Revenue for the fourth quarter ended December 31, 2005 was $1.9 million, compared to $3.2 million for the fourth quarter of 2004. Revenue for the year ended December 31, 2005 was $6.9 million, compared to $9.7 million for the year ended December 31, 2004. Revenue in 2005 was primarily due to manufacturing and development under the HIV/AIDS vaccine collaboration with IAVI and to a lesser degree, collaborations with Celladon Corporation and Sirna Therapeutics. Revenue in 2004 was primarily due to manufacturing and development revenues earned under our collaboration with IAVI.
These forth quarter and fiscal 2005 results are preliminary and subject to change pending the completion of the fiscal 2005 audit by the Company’s independent registered public accounting firm. Accordingly, the announced results may differ from what the Company eventually files in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Company expects to complete the audit and file the Form 10-K by March 14, 2006.

“In 2005, we intensified our focus on the clinical advance of our inflammatory arthritis program. We released positive Phase I safety data and subsequently, initiated a larger scale Phase I trial to evaluate the safety and effectiveness of escalating doses and repeat delivery. We are very encouraged by the rapid patient enrollment rates and during 2006, plan to present preliminary data on this study at the American Society of Gene Therapy (ASGT) meeting in June and additional data at another relevant scientific meeting in the fourth quarter,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We have also made significant progress in our HIV/AIDS vaccine development program during 2005, expanding the Phase I trial to a third country to include Belgium, Germany and India, and initiating Phase II clinical studies in Uganda and three sites in South Africa. In our preclinical programs, we are seeing promising breakthroughs from our collaborations in Huntington’s disease and congestive heart failure, and will continue to evaluate additional ways to leverage our proprietary AAV development and manufacturing capabilities.”
Operating expense for the fourth quarter of 2005 increased slightly to $5.7 million, compared to $5.4 million for the fourth quarter of 2004. Operating expenses for the year ended December 31, 2005 increased to $26.2 million, from $24.8 in 2004. Research and development expense for the fourth quarter ended December 31, 2005 increased to $4.2 million, from $4.0 million in the fourth quarter of 2004 and was $18.2 million for the year ended December 31, 2005, compared to $17.3 million in 2004. General and administrative expense decreased to $1.3 million in the fourth quarter of 2005, compared to $1.4 million in the fourth quarter of 2004, and decreased to $6.3 million for the year ended December 31, 2005, from $6.7 million for the year ended December 31, 2004. The modest increase in expenses during the fourth quarter of 2005, reflect increased clinical expenses related to the progress of our inflammatory arthritis product. The decrease in general and administrative expense for 2005 is attributed to decreased personnel expenses.
The Company began 2005 with $34.1 million in cash and cash equivalents with a forecasted cash burn of $20 to $22 million. As of December 31, 2005, cash and cash equivalents were $14.2 million reflecting a $20 million cash burn during the year that included an unscheduled $2.5 million debt payment to Biogen Idec. On January 24, 2006, the Company restructured operations to reduce expenses and extend the current cash horizon, reducing its estimated cash burn to a range of $13 to $16 million.
“We are focused on achieving a number of important clinical and business development milestones in 2006. We are also working to strengthen our financial position and to further reduce ongoing operating expenses,” said Parker.
Targeted Genetics’ Focus in 2006:
•	To pursue aggressive development of our inflammatory arthritis program: We continue to be excited about early human data generated in the advancement of tgAAC94 as a therapy to treat inflammatory arthritis, and intend to focus our resources on further clinical advancement of this program.

•	To deliver on current partnered opportunities: Our product development collaborations focused on HIV/AIDS, congestive heart failure, and Huntington’s disease continue to progress, and will generate important clinical and preclinical data in 2006. These collaborations serve to further validate the broad applicability of AAV in multiple disease settings, and provide important revenue to the company. They also allow us to monetize our earlier investment in AAV scale up, manufacturing, and product development.

•	To pursue additional product opportunities: We intend to seek additional product opportunities in therapeutic areas of interest that are complementary to our lead product opportunity in inflammatory arthritis in the context of mergers and acquisitions, as well as product in-licensing. The Company is also pursuing opportunities to further leverage its investment in AAV manufacturing and scale up, through additional product collaborations, or through strategic relationships with contract manufacturers.

2005 and Recent Corporate Highlights
•	Began preclinical development of AAV-delivered therapies for congestive heart failure through collaboration with Celladon Corporation;

•	Expanded Targeted Genetics’ AAV-based gene delivery platform into the area of RNA interference to develop a treatment for Huntington’s disease through Sirna collaboration;

•	Expanded Phase I HIV/AIDS vaccine clinical trial program to India; multi-country development program for tgAAC09 also underway in Germany and Belgium;

•	Reported preliminary results of a first ever AAV-based Phase I HIV/AIDS vaccine clinical trial; no safety concerns were identified and the vaccine was well tolerated;

•	Reported preliminary results of initial Phase I clinical trial of tgAAC94 in patients with inflammatory arthritis; demonstrated safety of an intra-articular injection and observed improvements in arthritic signs and symptoms;

•	Highlighted Targeted Genetics’ AAV technology assets in eight presentations at the 8th Annual Meeting of the American Society of Gene Therapy;

•	Announced breakthrough research by collaborator Dr. Beverly Davidson of the University of Iowa in Huntington’s Disease;

•	Initiated an extended Phase I clinical trial to evaluate tgAAC94 at two dose levels in patients with inflammatory arthritis, who may be receiving concurrent treatments of anti-TNF-alpha therapy, but continue to experience inflammation in one or more joints;

•	Initiated a Phase II HIV/AIDS vaccine clinical trial in South Africa and Uganda;

•	Named subcontractor in $22 million NIAID contract to develop AAV-based HIV/AIDS vaccine for use in the developing world; to receive $18.2 million of total over five years;

•	Broadened and strengthened the leadership capabilities of the board of directors, adding Mr. Roger Hawley and Dr. Michael Perry, two seasoned, biopharmaceutical veterans as independent directors;

•	Strengthened intellectual property estate with the issuance of five additional patents from the USPTO covering AAV vector patent portfolio, providing increased potential for future product development and partnering opportunities;

•	Strengthened financial position by entering into an agreement with Biogen Idec to restructure the repayment of $10.7 million principal amount of debt due over the next year to a four-year repayment arrangement;

•	Restructured operations to reduce expenses and concentrate resources on key product development programs and business development activities;

tgAAC94 2005 Highlights and Current Status
In 2005, the Company released preliminary results from its initial Phase I clinical trial using tgAAC94 in patients with several forms of inflammatory arthritis, and demonstrated safety of an intra-articular injection and observed improvements in arthritic signs and symptoms for 12 weeks post administration. The Company subsequently initiated an expanded Phase I trial of tgAAC94 to evaluate multiple dosing regimens in patients who may be receiving concurrent treatments of anti-TNF-alpha therapy, but continue to experience inflammation in one or several joints. The Company is on track to report complete data from the initial trial and preliminary data from the expanded Phase I trial at the 9th Annual Meeting of the American Society of Gene Therapy in the first half of 2006. Additional data is also expected from the expanded Phase I in the second half of 2006.
tgAAC09 2005 Highlights and Current Status
During 2005 and in collaboration with the International Aids Vaccine Initiative (IAVI), a Phase I HIV/AIDS prophylactic vaccine clinical study was conducted in Belgium, Germany and India, and a Phase II clinical study was initiated at three sites in Southern Africa and now Uganda. Preliminary results from this study indicate that the vaccine met its primary safety endpoint. No immunological responses against HIV antigens were observed at the doses tested; however additional studies are designed to evaluate higher doses, prime/boost administration, multi-antigen vaccine constructs and vectors containing sequences from AAV serotype 1, which may confer higher expression levels in muscle. The Company expects to report Phase I data and complete enrollment of the South African arm of the Phase II in the second half of 2006.
Conference call and Webcast information
The company will host a conference call reviewing preliminary year-end financial results, product portfolio, including an update on the development progress of the Company’s inflammatory arthritis and HIV/AIDS programs, and other business developments, on Thursday, March 9th at 10:30 a.m. Eastern Time. The Webcast will be available at http://www.targetedgenetics.com in the “upcoming events” section of the homepage. You may also access the 24-hour telephone replay approximately one hour following the end of the live teleconference by calling 800.405.2236 (U.S.) or 303.590.3000 (international) and enter replay code 11052769#.
About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis and other acquired and inherited diseases with significant unmet medical need. The Company uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. The Company’s product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington’s disease and hyperlipidemia. To learn more about Targeted Genetics, visit the Company’s website at www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company’s business strategy, the Company’s product development, the Company’s liquidity and the Company’s ability to meet the Company’s ongoing financial obligations and other statements about the Company’s plans, objectives, intentions and expectations. The preliminary results announced herein may differ from what the Company eventually files in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. In particular, the statements regarding the Company’s future plans are forward-looking statements. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect the Company’s actual results include, but are not limited to, the Company’s ability to raise capital when needed, the timing, nature and results of the Company’s clinical trials, potential development of alternative technologies or more effective products by competitors, the Company’s ability to obtain and maintain regulatory or institutional approvals, and the Company’s ability to obtain, maintain and protect the Company’s intellectual property, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.
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TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	December 31,		December 31,
Statement of Operations Information:	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)

Revenue under collaborative agreements	$1,944	$3,183	$6,874	$9,652

	1,944	3,183	6,874	9,652

Operating expenses:
Research & development	4,199	3,955	18,199	17,288
General & administrative	1,278	1,358	6,313	6,650
Restructure charges	183	87	1,709	884

Total expenses	5,660	5,400	26,221	24,822

Loss from operations	(3,716)	(2,217)	(19,347)	(15,170)

Investment income	279	115	661	383
Interest expense	(112)	(123)	(512)	(476)
Gain on sale of majority-owned subsidiary	—	—	—	1,006

Net loss	$(3,549)	$(2,225)	$(19,198)	$(14,257)

Net loss per common share	$(0.04)	$(0.03)	$(0.22)	$(0.18)

Shares used in computation of net loss per common share	85,652	81,650	85,635	79,451

TARGETED GENETICS CORPORATION
(in thousands)

	December 31,	December 31
Balance Sheet Information:	2005	2004
	(unaudited)
Cash and cash equivalents	$14,122	$34,096
Other current assets	1,063	1,057
Property and equipment, net	1,747	2,495
Other assets	31,866	32,317

Total assets	$48,798	$69,965

Current liabilities	$4,628	$3,995
Long-term obligations and other liabilities	13,599	16,208
Shareholders’ equity	30,571	49,762

Total liabilities and shareholders’ equity	$48,798	$69,965